EXHIBIT 17.1


                              Louis H. Elwell, III
                                 109 Sarah Court
                               Lakewood, NJ 08701





February 9, 2005



Bio-Solutions International, Inc.
1161 James Street
Hattiesburg, MS 39402

         Re:  Resignation


To Whom It May Concern:


Please be advised that effective February 7, 2005, following the appointment of Michael Bobrick as a director and as President and Chief Executive Officer of Bio-Solutions International, Inc. (the "Company"), a corporation organized and existing under the laws of the state of Nevada, I hereby resign as President, Chief Executive Officer and a member of the Board of Directors of the Company and that I no longer hold any officer or director positions with the Company. My resignation is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.



                                        Very truly yours,

                                        /s/ Louis H. Elwell, III
                                        ----------------------------
                                        Louis H. Elwell, III, President, CEO and
                                        Director